FORM 4

     [ ] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. SEE Instruction 1(b).

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

OMB APPROVAL
OMB NUMBER: 3235-0287
EXPIRES: September 30, 1998
ESTIMATED AVERAGE BURDEN
HOURS PER RESPONSE: 0.5

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1. Name and Address of Reporting Person

Proto                         Randy                        S.
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(Last)                        (First)                     (Middle)

                             4400 Biscayne Boulevard
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                                    (Street)

Miami                           FL                        33137
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(City)                        (State)                     (Zip)

                      Whitman Education Group, Inc. (WIX)
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2. Issuer Name and Ticker or Trading Symbol


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3. IRS or Social Security Number or Reporting Person (Voluntary)


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4. Statement for Month/Year  SEPTEMBER 2000

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5. If Amendment, Date of Original     (Month/Year)

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6. Relationship of Reporting Person to Issuer (Check all applicable)

[ ]   Director                         [ ]   10% Owner
[X]   Officer (give title below)       [ ]   Other (specify below)

                      Chief Operating Officer and President
                      -------------------------------------

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7. Individual or Joint/Group Filing (Check Applicable Line)

[X] Form filed by One Reporting Person
[ ] Form filed by More than One Reporting Person

TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED

                                                                                                     6. Ownership    7. Nature of
                                                                            5. Amount of Securities       Form:         Indirect
1. Title of       2. Transaction  3. Transaction  4. Securities Acquired (A)    Beneficially Owned     Direct (D) or    Beneficial
   security           Date              Code          or Disposed of (D)         at End of Month       Indirect (I)     Ownership
   (Instr. 3)    (Month/Day/Year)     (Instr. 8)     (Instr. 3, 4, and 5)        (Instr. 3 and 4)       (Instr. 4)      (Instr. 4)
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                                     Code     V   Amount  (A) or (D)  Price
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Common Stock,
no par value
per share            09/22/00          P          15,300       A     $2.5000                                D
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Common Stock,
no par value
per share            09/22/00          P             700       A     $2.4375                                D
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                                                                                      76,173*               D
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                                                                                       1,745                D        By 401(K) Plan
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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the Form is filed by more than one Reporting Person see Instruction 4(b)
(v).

                                                              Page 1 of 2 (Over)
                                                                 SEC 1474 (7-96)

   TABLE II-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALY OWNED
         (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

                                                                                                        5. Number of Derivative
                                                                                                           Securities Acquired
1. Title of Derivative   2. Conversion or Exercise         3. Transaction Date     4. Transaction          (A) or Disposed of (D)
   Security (Instr. 3)      Price of Derivative Security      (Month/ Day/ Year)      Code (Instr. 8)      (Instr. 3, 4, and 5)
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                                                                                       Code      V             (A)       (D)
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
                                                                                          10. Ownership
                                                                                              Form of
                           7. Title and                                                       Derivative           11. Nature of
                              Amount of         8. Price of    9. Number of                   Security:                Indirect
6. Date Exercisable           Underlying           Derivative     Derivative Securities       Direct (D) or            Beneficial
   and Expiration Date        Securities           Security       Beneficially Owned at       Indirect (I)             Ownership
   (Month/Day/Year)           (Instr. 3 and 4)     (Instr. 5)     End of Month (Instr. 4)     (Instr. 4)               (Instr. 4)
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                                      Amount
   Date     Expiration              or Number
Exercisable    Date         Title   of Shares
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

Explanation of Responses:

* This includes 15,973 shares acquired through the Company's Employee Stock Purchase Plan.

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
   SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, SEE Instruction 6 for procedure.



-----------------------------------------     -----------------
** Signature of Reporting Person                    Date

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                                                                     Page 2 of 2
                                                                 SEC 1474 (7-96)